UNITED STATES
SECRUITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR GROWTH FUND, INC.

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.
1290 Broadway, Suite 1100
Denver, Colorado 80203

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIBERTY ALL-STAR® EQUITY FUND
LIBERTY ALL-STAR® GROWTH FUND

IMPORTANT INFORMATION FOR SHAREHOLDERS

Dear Shareholder:

We recently mailed proxy materials to you for the upcoming Annual Meeting of Shareholders that is scheduled for August 25, 2016. The materials describe the proposals and ask for your vote on these important matters.

Shareholders of the Equity Fund are being asked to vote on proposals to elect two Trustees and to approve a new Portfolio Management Agreement among the Equity Fund, ALPS Advisors, Inc. and Sustainable Growth Advisers, LP. Shareholders of the Growth Fund are being asked to vote on proposals to elect a Director and to approve a new Portfolio Management Agreement among the Growth Fund, ALPS Advisors, Inc. and Congress Asset Management Company, LLP. The terms of the New Agreements, including the fee rate, are the same as the terms of the Old Agreements.  For more information about the proposals, please refer to the proxy statement which is available at www.all-starfunds.com.

Our records indicate that we have not received your vote. Please vote as soon as possible so the Funds can avoid additional costs associated with soliciting your vote either by mail or telephone.

The Board of Directors/Trustees recommends that you vote FOR all the Proposals.

Voting is quick and easy. Please vote now using one of these methods:

1.	Vote By Internet

Please visit the website noted on the enclosed proxy voting card and follow the online instructions.

2.	Vote by Mail

Please mail your signed proxy voting card(s) in the postage-paid envelope.

3.	Vote by Touch-Tone Phone

Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

4.	Speak With a Proxy Specialist

Please call 1-844-700-1419 to speak with a Proxy Specialist. Specialists are available Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time, and Saturday from 10:00 a.m. to 6:00 p.m. Eastern Time.

Your vote is very important and it’s easy to vote. We hope you will take a few minutes to vote your shares.

As always, thank you for investing with the Liberty All-Star Funds.